CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the inclusion in the registration statement of ARTRA GROUP Incorporated on Form S-1 (File No. 333-16965) of our report, which includes an uncertainty concerning the Company's ability to continue as a going concern, dated April 2, 1997 on our audits of the consolidated financial statements and financial statement schedules of ARTRA GROUP Incorporated as of December 26, 1996 and December 28, 1995, and for each of the three fiscal years in the period ended December 26, 1996. We also consent to the reference to our firm under the caption "Experts."




COOPERS & LYBRAND L.L.P.



Chicago, Illinois


October 17, 1997